INDEX TO EXHIBITS

Current Report on Form 8-K
Dated May 15, 2003
The Childrens Place Retail Stores, Inc

Exhibit No.	Description

99	Press Release issued by the Company on August 7, 2003

EXHIBIT 99

PRESS RELEASE

THE CHILDREN’S PLACE REPORTS JULY 2003 SALES RESULTS

~ Total Sales Increase 28% for July; Comparable Store Sales Increase 7% ~

          Secaucus, New Jersey – August 7, 2003 – The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE), today announced sales of $49.8 million for the four-week period ended August 2, 2003, a 28% increase over sales of $39.0 million for the same period last year. Comparable store sales for the four-week period increased 7% versus a 12% decrease in July 2002. The Children’s Place opened eight new stores during the month.

          Sales for the second quarter increased 24% to $159.1 million from $128.3 million reported in the year-ago period. Comparable store sales for the quarter increased 3%, versus a 9% decrease in the prior year period. During the second quarter the Company opened 19 stores, and closed two.

          For the twenty-six weeks ended August 2, 2003, total sales increased 13% to $340.1 million from $301.3 million last year. Year-to-date comparable store sales decreased 6% versus a 10% decrease last year. Year-to-date the Company has opened 38 stores, and closed two.

          The Company stated that based on second quarter sales results it expects to report a loss for the quarter of approximately $0.35 per share.

          “We are pleased that our positive sales momentum continued to get stronger in July,” said Ezra Dabah, Chairman and Chief Executive Officer of The Children’s Place. “Consistent execution of our strategic initiatives drove our performance, and customers are responding favorably to our merchandise. The arrival of our Fall floor set in mid-July had an immediate positive impact on the business, particularly in early Back-to-School markets like the West and Southwest.”

          In conjunction with The Children’s Place July sales release, you are invited to listen to the Company’s pre-recorded monthly sales call, which will be available beginning at 7:30 a.m. Eastern Time today through Wednesday, August 13, 2003. To access the call, please visit the Company’s website, www.childrensplace.com, or dial (402) 220-1182.

          The Children’s Place plans to report full second quarter results on Thursday, August 14, 2003. The Company will host a conference call on that date to be broadcast live via webcast at 10:00 a.m. Eastern Time. Interested parties can access the webcast via the Company’s website, www.childrensplace.com. An archive of the webcast can be accessed one hour after the live call has taken place and will be available through Thursday, August 21, 2003.

          The Children’s Place Retail Stores, Inc. is a leading specialty retailer of high quality, value-priced apparel and accessories for children, newborn to age ten. The Company designs, contracts to manufacture and sells its products under the “The Children’s Place” brand name. As of August 2, 2003, the Company operated 679 stores, including 642 stores in the United States and 37 stores in Canada. The Company also sells its merchandise through its virtual store located at www.childrensplace.com.

This press release and above referenced call may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers or listeners (on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by The Children's Place or any other person that the events or circumstances described in such statement are material.

CONTACT:	The Children's Place Seth Udasin, Chief Financial Officer, (201) 558-2409 Heather Anthony, Director, Investor Relations, (201) 558-2865

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